Exhibit 4.7

Private and Confidential

Date December 02, 2019

NAVIOS MARITIME HOLDINGS INC.

as Borrower

and

NAVIOS SOUTH AMERICAN LOGISTICS INC.

as Lender

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 25th April 2019

for a term loan facility of up to USD50,000,000

INCE

PIRAEUS

Index

Clause		Page No

1	INTERPRETATION	1

2	AGREEMENT OF THE LENDER	1

3	CONDITIONS PRECEDENT	1

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS	3

6	FURTHER ASSURANCES	4

7	EXPENSES	4

8	NOTICES AND OTHER MATTERS	4

9	SUPPLEMENTAL	4

10	LAW AND JURISDICTION	4

THIS SUPPLEMENTAL AGREEMENT is made on December 02, 2019

BETWEEN

(1)	NAVIOS MARITIME HOLDINGS INC. as Borrower; and

(2)	NAVIOS SOUTH AMERICAN LOGISTICS INC. as Lender

BACKGROUND

(A)	Pursuant to a Loan Agreement dated 25th April 2019 made between the parties hereto, the Lender made available to the Borrower a term loan of (originally) up to USD50,000,00.

(B)	The Lender has agreed in principle to (a) to increase the amount of the Loan to USD70,000,000 and (b) to certain other amendments to the Loan Agreement.

(C)

This Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date, at the request of the Borrower, to consent to the matters referred to at (B) above.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Effective Date” means the Lendering Day on which all the conditions precedent referred to in Clause 3 have been fulfilled by the Borrower to the satisfaction of the Lender (or such other date as the Lender may agree with the Borrower);

“Loan Agreement” means the Loan Agreement dated 25th April 2019 referred to in Recital (A).

1.3	Application of construction and Interpretation provisions of Loan Agreement. Clauses 1.3 and 1.4 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender. The Lender, relying upon the representations and warranties in Clause 4 and subject to Clause 3, agrees to amend the Loan Agreement in accordance with Clause 5.

2.2	Effective Date. The agreement of the Lender contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	Lender’s consent. The consent of the Lender is conditional upon::

3.1.1	the Lender having received the documents and evidence specified in Clause 3.2 in form and substance satisfactory to the Lender;

3.1.2	the representations and warranties contained in Clause 4 being true and correct as if each was made with respect to the facts and circumstances existing at such time; and

3.1.3	no Default having occurred and being continuing, other than any which is waived or cured by this Agreement.

3.2

Conditions precedent. The conditions referred to in Clause 3.1.1 are that the Lender shall have received the following documents on or before the date of this Agreement (or such later date as the Lender may agree with the Borrower):

3.2.1	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of the Borrower and its current corporate existence;

3.2.2	Corporate authorities

(i)

Certified Copies of resolutions of the directors of the Borrower approving this Agreement and authorising the execution and delivery hereof and performance of the Borrower’s obligations hereunder, additionally certified by an officer of the Borrower as having been duly passed at a duly convened meeting of the directors of the Borrower and not having been amended, modified or revoked and being in full force and effect; and

(ii)	original or Certified Copy of any power of attorney issued by the Borrower pursuant to such resolutions;

3.2.3	Certificate of incumbency

a list of directors and officers of the Borrower, specifying the names and positions of such persons, certified by an officer of the Borrower respectively to be true, complete and up to date;

3.2.4	Laws of the Marshall Islands: opinion

an opinion of Messrs Ince, special legal advisers to the Lender on Marshall Islands law;

3.2.5	Laws of England: opinion

an opinion of Messrs Ince, special legal advisers to the Lender on English law;

3.2.6	London agent

documentary evidence that the agent for service of process named in Clause 18 of the Loan Agreement has accepted its appointment in respect of this Agreement;

3.2.7	Endorsement

evidence that all of the Security Parties are aware of the terms of this Agreement and agree that the Security Documents, respectively executed by them, shall continue in full force and effect; and

3.2.8	Further opinions, etc.

any further opinions, consents, agreements and documents in connection with this Agreement and the Security Documents which the Lender may request by notice to the Borrower prior to the Effective Date.

4	REPRESENTATIONS AND WARRANTIES

Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Lender that the representations and warranties in Clause 7 of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

5.1.1	By deleting from Clause 1.2 the definition of “Repayment Date” and replacing it with:

““Repayment Date” means (a) the date which falls 24 months after the Closing Date or (b) if (i) the Senior Notes and (ii) the Existing Term Loan B are successfully refinanced before the date in (a), 31 December 2024;”;

5.1.2	by replacing the figures “USD50,000,000” in each of clause 2.1 and 2.3 and Schedule 1 and Schedule 5 with the figures “USD70,000,000”;

5.1.3	by deleting Clause 3.1 (interest rate) thereof and replacing it with the following:

“3.1 Interest rate

The Loan shall bear interest in respect of each Interest Period, at the rate of:

(a)	up to (but not including) the date of the successful re-financing of (i) the Senior Notes and (ii) the Existing Term Loan B, 12.75% per annum; and

(b)	thereupon and thereafter, 10.00% per annum,

in each case payable on the last day of such Interest Period, provided that, following the successful re-financing of (i) the Senior Notes and (ii) the Existing Term Loan B, if the Borrower elects to be released from all its obligations under the Bareboat Owners’ Shares’ Pledge, then an additional rate in the amount of 3.00% per annum shall accrue over the interest rate referred to in paragraphs (a) and (b) above respectively with such additional interest to accrue and to be added to the Loan at the end of each Interest Period and to be payable on the Repayment Date provided that the Borrower may, at its option, pay all or any part of such capitalised interest in cash at any time”;

5.1.4	By deleting Clause 4.1 and replacing it with:

“Repayment

“Subject as otherwise provided in this Agreement, the Borrower must repay the Loan (i) following the successful refinancing of the Senior Notes and the Existing Term Loan B, in four equal instalments of USD17,500,000 each, the first one payable on December 31, 2021 and annually thereafter and (b) in full on the Repayment Date.”

5.1.5	By deleting Clause 4.1 and replacing it with:

“4.5.3 No amount repaid pursuant to Clause 4.1 or otherwise prepaid may be reborrowed.”; and

5.1.6	by construing references throughout to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2

Amendments to Security Documents. With effect on and from the Effective Date each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be, amended as follows:

5.2.1

the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same referred to the Loan Agreement and those Security Documents as amended and supplemented by this Agreement or the Third Mortgage Addendum;

5.2.2

by construing references throughout each of the Security Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Agreement or the Third Mortgage Addendum.

5.3

Security Documents to remain in full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

Borrower’s obligation to execute further documents etc. The Borrower undertakes with the Lender to ensure that, throughout the Facility Period, the Security Documents shall create valid and binding obligations of the respective parties thereto and rights of the Lender enforceable in accordance with their respective terms and that it and any other party to any Security Document will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents in light of this Agreement.

7	EXPENSES

7.1

Expenses. The provisions of Clause 5 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	NOTICES AND OTHER MATTERS

General. The provisions of Clause 16 (Notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2

Incorporation of the Loan Agreement provisions. The provisions of Clause 17 (Governing Law) and Clause 18 (Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed for and on behalf of	)
NAVIOS MARITIME HOLDINGS INC.	)	/s/ Georgios Akhniotis
by Georgios Akhniotis, CFO	)

SIGNED as a deed for and on behalf of	)
NAVIOS SOUTH AMERICAN LOGISTICS INC.	)	/s/ Ioannis Karyotis
by Ioannis Karyotis, CFO	)

Witness to all the above	)
Signatures:	)	/s/ Francisco Tazelaar
Name: Francisco Tazelaar	)
Address	)

We on this 02 day of December 2019 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Supplemental Agreement and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended by the Supplemental Agreement) and shall, without limitation, secure the Loan.

/s/ Vasiliki Papaefthymiou
Vasiliki Papaefthymiou
for and on behalf of
ANEMOS MARITIME HOLDINGS INC.